EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for the Year Ended December 31, 2008

Midland Park, NJ – March 2, 2009 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the year ended December 31, 2008, of $3.5 million, or $0.63 per diluted share, as compared to net income of $4.6 million or $0.82 per diluted share for the year ended December 31, 2007.  Net income for the quarter ended December 31, 2008 was $423,000, or $0.08 per diluted share, compared to $838,000, or $0.15 per diluted share, for the same 2007 period.  All per share calculations have been adjusted for a 5% stock dividend paid in November 2008 and 2007.

Commenting on the Corporation’s current results, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer stated, “We are all aware of the unprecedented events which negatively impacted financial institutions and the economy in 2008.  Despite operating in this extremely challenging environment, we are pleased to report that our Corporation remains strong and profitable.  However, our results for the year were affected by the need to increase our loan loss reserves.”

Net interest income was $22.3 million for the year ended December 31, 2008 which was 14.8% greater than the $19.4 million achieved for the year ended December 31, 2007.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	March 2, 2009

The provision for loan losses for the year ended December 31, 2008 totaled $3.6 million, compared to $530,000 for the year ended December 31, 2007.  Van Ostenbridge commented, “We are diligently managing our loan portfolio to control delinquencies.  The significant increase in the provision for loan losses is a direct result of problems related to a few commercial credit facilities.  In management’s opinion, the allowance for loan losses is adequate to cover losses inherent in the portfolio at December 31, 2008.”

“Notwithstanding this difficult and competitive operating environment, we are dedicated to monitoring the performance of our loan portfolio and to the early detection of any credit issues.  We recognize that appropriate management of our balance sheet growth coupled with proactive expense control measures are extremely important in protecting and enhancing shareholder value,” Van Ostenbridge stated.

The Corporation’s results for 2008 benefited from a fourth quarter gain of $509,000 realized from the sale of its merchant servicing portfolio.  Earnings for the year ended December 31, 2007 were impacted by the receipt of a life insurance payout, which resulted in income of $459,000.

Total assets at December 31, 2008 were $611.8 million, compared to $571.9 million at December 31, 2007, reflecting total asset growth of 7.0%.  The loan portfolio increased $19.1 million, or 4.6%, from $420.1 million at December 31, 2007 to $439.3 million at December 31, 2008.

Total deposits were $506.5 million at December 31, 2008, compared to $472.3 million a year ago, resulting in growth of 7.2%.

Total stockholders’ equity increased 4.2% to $42.8 million at December 31, 2008, compared to $41.1 million a year ago.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	March 2, 2009

Mr. Van Ostenbridge added, "It is encouraging to experience a wave of new customers migrating to Atlantic Stewardship Bank from the large mega banks experiencing problems in these challenging times.  We have become a safe haven for depositors as well as an excellent source for businesses in need of financing.  The Corporation has been recognized for maintaining strong capital ratios and, as a result of this strength, we were chosen by the U.S. Department of the Treasury to participate in the Capital Purchase Program.  On January 30, 2009, the Corporation received $10 million in CPP proceeds, which enhanced our capital position and enables the Corporation to continue its robust lending pattern to the communities we serve."

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  In 2008, the Bank’s Tithe amounted to $627,000 bringing total donations since the program began to $6.3 million.
We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Selected Operating Data:
Total interest income	$8,797	$8,735	$35,074	$33,310
Total interest expense	3,022	3,692	12,771	13,880
Net interest income before provision
for loan loss	5,775	5,043	22,303	19,430
Provision for loan loss	2,050	250	3,585	530
Net interest income after provision
for loan loss	3,725	4,793	18,718	18,900

Gain on sales of mortgage loans	37	59	193	318
Gain on calls and sales of securities	42	4	103	4
Gain on sale of merchant portfolio	509	-	509	-
Life insurance proceeds	-	-	-	459
Other noninterest income	742	934	3,412	3,633
Noninterest income	1,330	997	4,217	4,414

Noninterest expense	4,583	4,579	17,986	16,629

Income before income tax expense	472	1,211	4,949	6,685
Income tax expense	49	373	1,448	2,078
Net income	$423	$838	$3,501	$4,607

Basic earnings per share	$0.08	$0.15	$0.63	$0.83
Diluted earnings per share	$0.08	$0.15	$0.63	$0.82

	At December 31,
	2008	2007
Selected Financial Data:
Total assets	$611,816	$571,905
Total loans, net of deferred loan fees	439,269	420,147
Allowance for loan losses	5,166	4,457
Total deposits	506,531	472,299
Stockholders' equity	42,796	41,090

	At or for the
	year ended
	December 31,
	2008	2007
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.58%	0.86%
Annualized return on average equity (ROE)	8.34%	11.76%
Tier 1 equity to total assets	8.14%	8.40%
Book value per share	$7.68	$7.37

All share data has been restated to include the effect of a 5% stock dividend paid in November 2008 and 2007.

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